Exhibit 99.2

DISCOVERY

PARTNERS

INTERNATIONAL

HOST:  Mr. Riccardo Pigliucci

DATE:  August 2, 2005

TIME:   11:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International second quarter 2005 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the Company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners second quarter 2005 financial results conference call.  With me today are Craig Kussman, Chief Financial Officer and Dr. Michael Venuti, Chief Scientific Officer of Discovery Partners.  In this call we plan to review the results of the quarter and the six months ended June 30, 2005, review the Company’s offerings in the market and provide guidance for the second half of 2005.  As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations, our research and development efforts and our business environment, including whether the Company’s relationships with Pfizer and the National Institute of Mental Health, or NIH, continue through and beyond their contractual terms, the mix and timing of revenues from sales of products and services based on our backlog, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected results in 2005, the level of expenditure necessary to enable the Company to achieve its objectives of focusing its business on providing lead drug candidates to pharmaceutical companies, our ability to successfully commercialize the uARCS technology, our ability to acquire complementary businesses or capabilities and the integration of acquired businesses or capabilities, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in the Company’s annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission and other SEC filings.  Backlog measures are not defined by GAAP and our measurement of backlog may vary from that used by others.  While we believe that long-term backlog trends serve as a useful metric for assessing the growth prospects for our business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

In addition, in response to Regulation G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures but will only highlight the magnitude of any charges included in the various periods.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8-K.

Now, I will turn the call over to Craig Kussman, Discovery Partners’ CFO to discuss our financial performance.

Craig Kussman: Thanks Riccardo and Good Morning:

Revenues for the second quarter ended June 30, 2005, were $11.4 million, 13 percent below the second quarter of 2004, and 61 percent above the first quarter of 2005.  The increase versus the first quarter was primarily due to the increase in chemistry services revenues caused by increased shipments of compounds to Pfizer, which accounted for 60 percent of our revenues for this quarter.  The decrease versus prior year was caused by the lack of Crystal Farm product revenues and decreased screening services revenues, offset by an increase in chemistry services due to new revenues from the NIH contract, which offset lower revenues from Pfizer.

Gross margin, as a percentage of revenue, for the second quarter of 2005 was 33 percent, down from 40 percent in the second quarter of 2004 and up from 23 percent in the first quarter of 2005.  The increase in gross margin as a percentage of revenue versus the first quarter resulted from higher Pfizer compound shipments.  The decrease in gross margin as a percentage of revenue versus last year resulted from lower volumes in screening services and instrumentation products and from a shift in the mix of chemistry services revenues to lower margin revenues.

Research and development costs for the second quarter of 2005 were $1.6 million, up from $0.9 million in the second quarter of 2004, and up from $1.3 million in the first quarter of 2005.  The increase in research and development costs versus both periods resulted from the addition of our natural product business and from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on targeted libraries, compound storage solutions, in silico tools, screening assays, and drug discovery process development.

SG&A costs for the second quarter of 2005 were $3.6 million, unchanged from the second quarter of 2004 and down from the $4.1 million result in the first quarter of 2005.

The decrease in SG&A costs versus the first quarter was primarily due to the absence of costs relating to the separation of the Company’s former Chief Operating Officer.

The Company recorded no restructuring charge during the second quarter of 2005, compared to a $0.1 million restructuring charge during the first quarter of 2005 related to higher than expected facility remediation costs associated with the shutdown of our Tucson facility that we announced in 2003.  There were no restructuring costs in 2004.

Amortization of stock based compensation for the second quarter of 2005 was $0.3 million, up from the $0.1 million result in second quarter of 2004, and up slightly from the first quarter of 2005.  The increase in amortization versus the second quarter of 2004 was primarily due to additional restricted stock grants made during the third quarter of 2004 and the second quarter of 2005.  The slight increase in amortization versus the first quarter of 2005 is due to the initial stock grant made to the Company’s new Chief Scientific Officer, which more than offset a natural decreasing rate of amortization.

The Company recorded no impairment charge in the second quarter of 2005, compared to a $1.0 million impairment charge during the first quarter of 2005 related to the partial write-down of our toxicology-based intangible assets as the loss of a customer due to bankruptcy indicated the carrying value was not recoverable.  There were no impairment charges in 2004.

The Company reported a $1.8 million loss from operations during the second quarter of 2005, compared to an operating profit of $0.6 million in the second quarter of 2004 and a $5.1 million loss from operations in the first quarter of 2005.  The reduction in the loss in the second quarter versus the first quarter is primarily due to the improvement in gross margin caused by higher Pfizer compound shipments, the absence of the impairment and restructuring charges and lower SG&A costs, which offset higher R&D costs.  The loss in the quarter versus the prior year results is primarily due to the reduction in gross margin driven by lower volumes, higher R&D costs and higher amortization of stock-based compensation.

Net loss for the quarter ended June 30, 2005 was $1.4 million, or $0.05 per share, compared to net income of $0.7 million, or $0.03 per share in the second quarter of 2004, and a net loss of $4.5, million, or $0.18 per share in the first quarter of 2005.

Revenues for the six months ended June 30, 2005, were $18.4 million, 26 percent below the $24.8 million result in 2004.  The decrease in year over year top line performance is primarily due to the absence of Crystal Farm product revenues and decreased chemistry and screening services revenues.  The decrease in chemistry services resulted from the exercise of our right under our agreement with Pfizer to deliver additional compounds in 2004 in an amount equal to the number of compounds scheduled for delivery in the first quarter of 2005, which resulted in $4.2 million of revenue in the fourth quarter of 2004 that was not recognized in the first quarter of 2005.  This more than offset new chemistry services revenues from the NIH contract.  The decrease in screening services revenues was due to a lower level of screening activity.

Gross margin, as a percentage of revenue, for the first six months of 2005 was 29 percent, down from 42 percent in 2004.  The year over year decrease in gross margin as a percentage of revenue resulted from lower volumes in all service and product categories, an increasing mix of lower margin revenues, and from the exercise of our right under our agreement with Pfizer to deliver additional compounds in 2004 in an amount equal to the number of compounds scheduled for delivery in the first quarter of 2005, which resulted in gross margin of $3.1 million in the fourth quarter of 2004 that was not recognized in the first quarter of 2005.

Research and development costs for the first six months of 2005 were $2.9 million, up from $1.8 million in 2004.  The year over year increase in research and development costs primarily relates to the addition of our natural product business and the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on our compound storage products, in silico tools, screening assays, and drug discovery process development.

SG&A costs for the first six months of 2005 were $7.7 million, up from $7.2 million in 2004 primarily due to costs relating to the separation of the Company’s former Chief Operating Officer.

The Company recorded a $0.1 million restructuring charge during the first half of 2005 related to higher than expected facility remediation costs related to the shutdown of our Tucson facility that we announced in 2003.  There were no restructuring costs in 2004.

Amortization of stock based compensation for the first six months of 2005 was $0.6 million, up from $0.3 million in 2004, due to additional restricted stock grants made during the third quarter of 2004 and second quarter of 2005.

The Company recorded an impairment charge during the first half of 2005 related to the partial write-down of our toxicology-based intangible assets as the loss of a customer due to bankruptcy indicated the carrying value was not recoverable.  There were no impairment charges in 2004.

The Company reported a $6.9 million loss from operations during the first half of 2005, compared to an operating profit of $1.2 million in 2004.  The loss in the first half of 2005 versus the prior year result is primarily due to the reduction in gross margin caused by lower volumes, higher R&D, SG&A and stock-based compensation costs and the impairment charge.

Net loss for the six months ended June 30, 2005 was $5.9 million, or $0.23 per share, compared to net income of $1.8 million, or $0.07 per share for the comparable period of 2004.

Cash and short-term investments at June 30, 2005 were $80.0 million, a decrease of $4.9 million from the balance at March 31, 2005 due primarily to the net loss, the acquisition of the assets of Biofrontera Discovery GmbH, other investments in capital equipment, and an increase in net working capital requirements.

Now let me ask Riccardo to review the operations for the second quarter of 2005 and on the key milestones for the remainder of 2005.

Riccardo Pigliucci:

Thank you Craig.

Our financial performance in the second quarter, although significantly better than the first quarter due to renewed shipments to Pfizer, is still below our expectations as we continue our efforts to refocus the Company toward larger value added collaborations and away from providing individual elements of our drug discovery capabilities as separate service offerings.  This is a significant shift in our offerings that is having a material impact on our short term financial performance.  I have therefore asked Dr. Michael Venuti, our Chief Scientific Officer, to briefly highlight for you today our collaborative concept and capabilities to give you some idea of the type of collaborations we are now seeking.

Michael Venuti

Thank you, Riccardo.

Over the past few years, we have deployed the technology platform built at Discovery Partners to carry out and successfully execute essentially every phase of the drug discovery process, from assay development on new biological targets through to lead compound optimization and selection for safety assessment.  We performed these activities under confidential service contracts for a multitude of clients, from the largest pharma companies to small biotechs.  Our individual accomplishments and long-term success in this arena have in general not been marked by a string of public announcements, but rather they have been most importantly recognized through DPI’s growth and, in 2003 and 2004, profitability.  However, we at DPI, both in science and management, well recognize that the marketplace for such one-off fee-for-service contracts, and indeed the whole drug discovery world, has been irreversibly changed by the recent trend of R&D-based companies, large and small, to disperse outsourcing of basic discovery work.  From biology to chemistry, from assays to libraries, and all the way to lead compounds, the ability to fracture a project into subcontracts and put each task out for bid, has become more prevalent, so much so that the resulting downward pricing pressures have sent such work to very able, but less highly compensated, offshore sources.

But, this very trend to fractured offshore outsourcing has, in my opinion, begun to create a new market – one that will put a high value on consolidation of such services, with quality, confidentiality and speed as hallmarks.  Midsize and regional pharma companies, and growing biotechs, with successful breakthrough products, are finding the need to invest the returns into new product areas in research.  The financial constraints on such portfolio-building activities are usually defined by a make-versus-buy decision, with fixed costs of the build being the main disincentive.  On the other side of the pricing bracket are the soaring costs of in-licensing, where upfront fees and expenses until the first clinical no-go decision have essentially tripled on average over just the last 3 years.  So, portfolio enrichment has become an expensive and mission-critical issue for smaller companies, as it has been with the largest all along.

Through recent discussions, we now sense that this provides DPI with a unique opportunity to offer the various platform technologies of the Company in multi-year, multi-target integrated drug discovery collaborations. During the quarter we have substantially increased the number and the level of discussions with several pharmaceutical companies aimed at entering into such multi-target, multi-year collaborations to provide them with a stream of pre-clinical candidates.  Whether the need is driven by entry into new therapeutic areas, or by a requirement to access a basic research technology new to the drug company, DPI’s broad experience with families of targets, synthesizing focused chemistry libraries and eventual lead optimization guided by in vitro PK/ADME screens satisfies those needs.  We believe we can construct such multi-target collaborations to address the current needs of such growing companies in a flexible and cost-competitive way, obviating their need for fractured outsourcing, such that the benefits of such a collaboration with DPI will show the tangible results of new lead molecules quickly.  We continue to explore such opportunities with a number of companies, and I hope to report progress in our efforts in integrated drug discovery partnerships in the near future.

Now, I will turn the call back over to Riccardo for his concluding remarks.

Riccardo Pigliucci:

Thank you Mike.

We feel that the scientific talents we have assembled are our most important assets; without them our collaborative offerings would not be believable. For this reason it is imperative to keep them ready to be deployed even if we do not currently have a sufficient level of customer revenue generating projects for them to work on.  We are fully aware that this will result in a higher than previously anticipated loss for the year and that this situation can only be maintained for a short, transitional period but we are confident that we will soon be able to successfully conclude ongoing collaboration discussions.  In any event we are also fully prepared to implement appropriate actions to reduce expenses by year end should our expectations for new business not be fulfilled.

As we discuss at every quarterly conference call, Pfizer remains our most important customer and any development in our relationship or in their strategic direction is important to our future.  During July, Pfizer, our major customer, announced a series of initiatives aimed at saving up to $4 billion over the next three years.  In this environment it is difficult to predict the level of business, if any, we will receive from this very important customer after the expiration of the current contract in early January, 2006.  However, we have not received any indication from Pfizer that they intend to discontinue the use of collaborations with external suppliers as a tool to reduce their overall R&D cost structure and improve efficiency.

Our current 12-month backlog is just over $20 million, substantially lower than what we reported last quarter due to the pending expiration of our Pfizer contract.  Based on our current new business visibility, we now estimate revenues for the second half of 2005 at approximately the same levels as the first half with a slightly higher loss due to the additional R&D expenses at the newly acquired natural product operation in Heidelberg, Germany.  This revenue amount does not include the revenue for the two Universal Store Systems to be deployed to the NIH project in 2005, as they will be recognized over the life of the NIH contract and the loss does not include any potential restructuring charge that could be required depending on the future business outlook that evolves during the last half of 2005.  We continue to estimate that cash at the end of 2005 will be in excess of $75.0 million, absent any further M&A activities, restructuring activities or stock repurchases under our current authorization.

This concludes the first part of our conference call.   We are available to answer questions at this time.  We urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results or financial guidance following the conclusion of this conference call.

OPERATOR:  Thank you.  The question and answer session will begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press 1 - 4 on your push button phone.  Should you wish to withdraw your question, press 1 - 3.   Your question will be taken in the order it is received.  Please stand by for your first question.

END: I would like to thank all of you for participating on this teleconference and look forward to talking to you again soon.

Thank you.